Exhibit 10.1 Employment Agreement dated April 22, 2011 among Streamline Health Solutions, Inc., Streamline Health, Inc. and Stephen H. Murdock.
EMPLOYMENT AGREEMENT
AGREEMENT dated as of April 22, 2011, between Streamline Health Solutions, Inc., a Delaware corporation (the “Parent”), and Streamline Health, Inc., an Ohio corporation (the “Company”), on the one hand, and Stephen H. Murdock (“Executive”), on the other hand.
RECITALS:
The Parent, the Company and Executive hereby agree that Executive shall serve as an officer of the Parent and of the Company pursuant to the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the premises and the agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which the parties hereby acknowledge, the parties agree as follows:
1. EMPLOYMENT
The Parent and the Company hereby agree to employ Executive, and Executive, in consideration of such employment and other consideration set forth herein, hereby accepts employment, upon the terms and conditions set forth herein.
2. POSITION AND DUTIES
During the term of this Agreement, Executive shall be employed as Senior Vice President and Chief Financial Officer of the Company and, without additional compensation, the Parent. While employed hereunder, Executive shall do all things necessary, legal and incident to the above positions, and otherwise shall perform such executive-level functions, as the Chief Executive Officer (the “CEO”) of the Parent and the Company, to whom Executive shall report, may establish from time to time.
3. COMPENSATION
Subject to such modifications as may be contemplated by said exhibit and approved from time to time by the Parent’s Board of Directors or the Compensation Committee of said board, Executive shall receive the compensation and benefits listed on the attached Exhibit A. Such compensation and benefits shall be paid and provided by the Company or the Parent, as the case may be, in accordance with the Company’s and the Parent’s regular payroll, compensation and benefits policies.

4. EXPENSES
The Parent or the Company, as the case may be, shall pay or reimburse Executive for all travel and out-of-pocket expenses reasonably incurred or paid by Executive in connection with the performance of Executive’s duties as an employee of the Parent and the Company upon compliance with the Company’s procedures for expense reimbursement, including the presentation of expense statements or receipts or such other supporting documentation as the Parent or the Company, as the case may be, may reasonably require.
5. PRIOR EMPLOYMENT; BINDING AGREEMENT
Executive warrants and represents to the Parent and the Company (i) that Executive will take no action in violation of any employment agreement or arrangement with any prior employer, (ii) that Executive has disclosed to the Parent and the Company all such prior written agreements, (iii) that any employment agreement or arrangement with any prior employer is null and void and of no effect, and (iv) that Executive has the full right and authority to enter into this Agreement and to perform all of Executive’s obligations hereunder. Executive agrees to indemnify and hold the Parent and the Company harmless from and against any and all claims, liabilities or expenses incurred by the Parent or the Company as a result of any claim made by any prior employer arising out of this Agreement or the employment of Executive by the Parent and the Company. The Parent and the Company warrant and represent to the Executive that the Parent and the Company, acting by the officer executing this Agreement on their behalf, has the full right and authority to enter into this Agreement and to perform all of the Parent’s and the Company’s obligations hereunder.
6. OUTSIDE EMPLOYMENT
Executive shall devote Executive’s full time and attention to the performance of the duties incident to Executive’s positions with the Parent and the Company and shall not have any other employment with any other enterprise or substantial responsibility for any enterprise which would be inconsistent with Executive’s duty to devote Executive’s full time and attention to the Parent’s and the Company’s matters; provided, however, that, the foregoing shall not prevent Executive from participation in any charitable or civic organization or from service in a non-executive capacity on the boards of directors of up to two other companies that does not interfere with Executive’s performance of the duties and responsibilities to be performed by Executive under this Agreement.
7. CONFIDENTIAL INFORMATION
Executive shall not, during the term of this Agreement or at any time thereafter, disclose, or cause to be disclosed, in any way Confidential Information, or any part thereof, to any person, firm, corporation, association, or any other operation or entity, or use Confidential Information on Executive’s own behalf, for any reason or purpose. Executive further agrees that, during the term of this Agreement or at any time thereafter, Executive will not distribute, or cause to be distributed, Confidential Information to any third person or permit the reproduction of Confidential Information, except on behalf of the Parent or the Company in Executive’s capacity as an officer or employee of the Parent or the Company. Executive shall take all reasonable care to avoid unauthorized disclosure or use of Confidential Information. Executive hereby assumes responsibility for and shall indemnify and hold the Parent and the Company harmless from and against any disclosure or use of Confidential Information in violation of this Agreement.

For the purpose of this Agreement, “Confidential Information” shall mean any written or unwritten information which specifically relates to or is used in the Parent’s or the Company’s business (including, without limitation, the Parent’s or the Company’s services, processes, patents, systems, equipment, creations, designs, formats, programming, discoveries, inventions, improvements, computer programs, data kept on computer, engineering, research, development, applications, financial information, information regarding services and products in development, market information including test marketing or localized marketing, other information regarding processes or plans in development, trade secrets, training manuals, know-how of the Parent or the Company, and the customers, clients, suppliers and others with whom the Parent or the Company does or has in the past done business, regardless of when and by whom such information was developed or acquired), which the Parent or the Company deems confidential and proprietary and which is generally not known to others outside the Parent or the Company and which gives or tends to give the Parent or the Company a competitive advantage over persons who do not possess such information or the secrecy of which is otherwise of value to the Parent or the Company in the conduct of its business — regardless of when and by whom such information was developed or acquired, and regardless of whether any such information is described in writing, reduced to practice, copyrightable or considered copyrightable, patentable or considered patentable. “Confidential Information” shall not, however, include general industry information or information which is publicly available or is otherwise in the public domain without breach of this Agreement, information which Executive has lawfully acquired from a source other than the Parent or the Company, or information which is required to be disclosed pursuant to any law, regulation, or rule of any governmental body or authority or court order. Executive acknowledges that Confidential Information is novel, proprietary to and of considerable value to the Parent and the Company.
Executive agrees that all restrictions contained in this Section 7 are reasonable and valid under the circumstances and hereby waives all defenses to the strict enforcement thereof by the Parent or the Company.
Executive agrees that, upon the request of the Parent or the Company, or immediately on termination of his employment for whatever reason, Executive will immediately deliver up to the requesting entity all Confidential Information in Executive’s possession or control, and all notes, records, memoranda, correspondence, files and other papers, and all copies, relating to or containing Confidential Information. Executive does not have, nor can Executive acquire, any property or other right in Confidential Information.
8. PROPERTY OF THE PARENT AND THE COMPANY
All ideas, inventions, discoveries, proprietary information, know-how, processes and other developments and, more specifically, improvements to existing inventions, conceived by Executive, alone or with others, during the term of Executive’s employment, whether or not during working hours and whether or not while working on a specific project, that are within the scope of the Parent’s or the Company’s business operations or that relate to any work or projects of the Parent or the Company, are and shall remain the exclusive property of the Parent and the Company. Inventions, improvements and discoveries relating to the business of the Parent or the Company conceived or made by Executive, either alone or with others, while an officer or employee of the Parent or the Company are conclusively and irrefutably presumed to have been made during the period of employment and are the sole property of the Parent and the Company. The Executive shall promptly disclose in writing any such matters to the Parent and the Company but to no other person without the consent of the Parent or the Company, as the case may be. Executive hereby assigns and agrees to assign all right, title, and interest in and to such matters to the Parent or the Company, as the case may be. Executive will, upon request of the Parent or the Company, execute such assignments or other instruments and assist the Parent and the Company in obtaining, at the Parent’s or the Company’s, as the case may be, sole expense, any patents, trademarks or similar protection, if available, in the name of the Parent or the Company, as the case may be.

9. NON-COMPETITION AGREEMENT
(a) During the term of Executive’s employment, whether under this Agreement or at will, and for a period of two years after the termination date of Executive’s employment (whether such termination be with or without cause), Executive agrees, provided he has received all the compensation specified in Sections 11 and 13 hereof to be received by him coincident with such termination, that he will not directly or indirectly, whether as an employee, agent, consultant, director, officer, investor, partner, shareholder, proprietor, lender or otherwise own, operate or otherwise work for or participate in any competitive business (including the pertinent division or subsidiary of any multi-sector business), anywhere in the world, which designs, develops, manufactures or markets any product or service that in any way competes with the Parent’s or the Company’s business, products or services as conducted, or planned to be conducted, on the date of termination (a “Competitive Business”), provided that the foregoing shall not prohibit Executive from owning not more than 5% of the outstanding stock of a corporation subject to the reporting requirements of the Securities Exchange Act of 1934.
(b) During the term of Executive’s employment and for a period ending two years from the termination of Executive’s employment with the Parent or the Company, as the case may be, whether by reason of the expiration of the term of this Agreement, resignation, discharge by the Parent and the Company or otherwise, Executive hereby agrees that Executive will not, directly or indirectly:
(i) solicit, otherwise attempt to employ or contract with any current or future employee of the Parent or the Company for employment or otherwise in any Competitive Business or otherwise offer any inducement to any current or future employee of the Parent or the Company to leave the Parent’s or the Company’s employ; or
(ii) contact or solicit any customer or client of the Parent or the Company (an “Existing Customer”), contact or solicit any individual or business entity with whom the Parent or the Company has directly communicated for the purpose of rendering services prior to the effective date of such termination (a “Potential Customer”), or otherwise provide any other products or services for any Existing Customer or Potential Customer of the Parent or the Company, on behalf of a Competitive Business or in a manner that is competitive to the Parent’s or the Company’s business; or
(iii) Use or divulge to anyone any information about the identity of the Parent’s or the Company’s customers or suppliers (including, without limitation, mental or written customer lists and customer prospect lists), or information about customer requirements, transactions, work orders, pricing policies, plans, or any other Confidential Information.
(c) For the purpose of this Agreement, Competitive Business shall mean any business operation (including a sole proprietorship) anywhere in the world which designs, develops, manufactures or markets any product or service that in any way competes with the Parent’s or the Company’s healthcare document management software and document workflow software business, products or services as conducted, or contemplated to be conducted, on the date of termination.

10. TERM
Unless earlier terminated pursuant to Section 11 hereof, the term of this Agreement (the “Term”) shall be for the time period beginning on the date hereof and continuing through the first anniversary of the Effective Date (the “Expiration Date”). On the Expiration Date, and on each annual Expiration Date thereafter (each such date being hereinafter referred to as the “Renewal Date”), absent notice to the contrary from either party hereto to the other received at least 60 days prior to commencement of the Renewal Term, the term of employment hereunder shall automatically renew for an additional one-year period. Unless waived in writing by the Company, the requirements of Sections 7 (Confidential Information), 8 (Property of the Parent and the Company) and 9 (Non-Competition Agreement) shall survive the expiration or termination of this Agreement for any reason.
Notwithstanding the designation of a term for Executive’s employment hereunder, Executive acknowledges that his employment with the Parent and the Company will be on an at will basis with Executive, on the one hand, and the Parent and the Company, on the other hand, retaining the right to terminate the employment relationship at any time and for any reason, without liability for the termination, except as expressly provided in this Agreement.
11. TERMINATION
(a) Death. This Agreement and Executive’s employment hereunder shall be terminated on the death of Executive, effective as of the date of Executive’s death.
(b) Continued Disability. This Agreement and Executive’s employment hereunder may be terminated, at the option of the Parent and the Company, upon a Continued Disability of Executive, effective as of the date of the determination of Continued Disability as that term is hereinafter defined. For the purposes of this Agreement, “Continued Disability” shall be defined as the inability or incapacity (either mental or physical) of Executive to continue to perform Executive’s duties hereunder for a continuous period of one hundred twenty (120) working days, or if, during any calendar year of the Term hereof because of disability, Executive shall have been unable to perform Executive’s duties hereunder for a total period of one hundred eighty (180) working days regardless of whether or not such days are consecutive. The determination as to whether Executive is unable to perform the essential functions of Executive’s job shall be made by the CEO in his reasonable discretion; provided, however, that if Executive is not satisfied with the decision of the CEO, Executive will submit to examination by three competent physicians who practice in the metropolitan area in which the Company then maintains its principal office, one of whom shall be selected by the Company, another of whom shall be selected by Executive, with the third to be selected by the physicians so selected. The determination of a majority of the physicians so selected shall supersede the determination of the Board and shall be final and conclusive.
(c) Termination For Good Cause. Notwithstanding any other provision of this Agreement, the Parent and the Company may at any time immediately terminate this Agreement and Executive’s employment hereunder for Good Cause. For this purpose, “Good Cause” shall include the following: the current use of illegal drugs; conviction of any crime which involves moral turpitude, fraud or misrepresentation; commission of any act which would constitute a felony and which adversely impacts the business or reputation of the Company; fraud; misappropriation or embezzlement of Parent or Company funds or property; willful misconduct or grossly negligent or reckless conduct which is materially injurious to the reputation, business or business relationships of the Parent or the Company; material violation or default on any of the provisions of this Agreement; or material and continuous failure to meet reasonable performance criteria or reasonable standards of conduct as established from time to time by the CEO, which failure continues for at least 30 days after written notice from the Parent or the Company to Executive. Any alleged cause for termination shall be delivered in writing to Executive stating the full basis for such cause along with any notice of such termination.
(d) Termination Without Good Cause. The Parent and the Company may terminate Executive’s employment and all other positions prior to the Expiration Date at any time, whether or not for Good Cause (as “Good Cause” is defined in Section 11(c) above). In the event the Company terminates Executive prior to the Expiration Date, for reasons other than Good Cause, Executive’s Death, or Executive’s Disability, the Company will pay Executive a lump sum amount equal to 50% of Executive’s annual base salary as in effect as of the date of such separation from employment, plus an amount equal to 50% of the higher of the bonus paid to Executive during that prior fiscal year or earned in the then current fiscal year to date (provided that if Executive is terminated without Good Cause during the first twelve months of employment with the Company, the commission component of the separation payment will be equal to 50% of the target bonus specified in Exhibit A for the period), which shall be paid as soon as practicable following Executive’s execution (and non-revocation) of a form of general release of claims as is acceptable to the Board. In any event, the Parent and the Company shall provide such form of release to Executive in a timely manner so that after the longest available review and revocation period, the lump sum severance shall be paid no later than the 90th day following Executive’s separation from service.
12. ADVICE TO PROSPECTIVE EMPLOYERS
If Executive seeks or is offered employment by any other company, firm or person, he will notify the prospective employer of the existence and terms of the confidentiality and non-competition agreements set forth in Sections 7 and 9, respectively, of this Agreement.
13. CHANGE IN CONTROL; ACCELERATED VESTING SCHEDULES
(a) In the event that, within twelve months of a change in control of the Parent, Executive’s employment by the Company is terminated prior to the end of the then current Term, or Executive terminates his employment due to a material reduction in his duties or compensation (“Good Reason”), all stock options and restricted stock granted to Executive shall immediately vest in full, and the Company shall pay Executive a lump sum amount in accordance with Section 11(d) above. In the event Executive seeks to terminate his employment for Good Reason, such termination shall not be treated for purposes of this Section 13 as a resignation for Good Reason unless Executive provides the Company with notice of the existence of the condition claimed to constitute Good Reason within 30 days of the initial existence of such condition and the Company fails to remedy such condition within 30 days following the Company’s receipt of such notice.
(b) For purposes of this Agreement, “change in control” means any of the following events:

(i) A change in control of the direction and administration of the Parent’s business of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), as in effect on the date hereof and any successor provision of the regulations under the 1934 Act, whether or not the Parent is then subject to such reporting requirements; or
(ii) Any “person” (as such term is used in section 13(d) and section 14(d)(2) of the 1934 Act but excluding any employee benefit plan of the Parent) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Parent representing more than one half of the combined voting power of the Parent’s outstanding securities then entitled to vote for the election of directors; or
(iii) The Parent shall sell all or substantially all of the assets of the Parent; or
(iv) The Parent shall participate in a merger, reorganization, consolidation or similar business combination that constitutes a change in control as defined in the Parent’s 2005 Incentive Compensation Plan or results in the occurrence of any event described in Sections 13(b) (i), (ii) or (iii) above.
(c) Notwithstanding anything to the contrary contained in this Agreement, in the event any amounts payable hereunder would be considered to be excess parachute payments for purposes of the amount payable following the occurrence of a “Change of Control” that is treated as a “change in the ownership or effective control” of the Parent or “in the ownership of a substantial portion of the assets” of the Parent for purposes of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), those payments that are treated for purposes of Code Section 280G as being contingent on a “change in the ownership or effective control” (as that phrase is used for purposes of Code Section 280G) of the Parent shall be reduced, if and to the extent necessary, so that no payments under this Agreement are treated as excess parachute payments.
14. ACKNOWLEDGEMENTS
The Parent, the Company and Executive each hereby acknowledge and agree as follows:
(a) The covenants, restrictions, agreements and obligations set forth herein are founded upon valuable consideration, and, with respect to the covenants, restrictions, agreements and obligations set forth in Sections 7, 8 and 9 hereof, are reasonable in duration and geographic scope;
(b) In the event of a breach or threatened breach by Executive of any of the covenants, restrictions, agreements and obligations set forth in Section 7, 8 or 9 hereof, monetary damages or the other remedies at law that may be available to the Parent or the Company for such breach or threatened breach will be inadequate and, without prejudice to the Parent’s or the Company’s right to pursue any other remedies at law or in equity available to it for such breach or threatened breach, including, without limitation, the recovery of damages from Executive, the Parent or the Company will be entitled to injunctive relief from a court of competent jurisdiction; and

(c) The time period and geographical area set forth in Section 9 hereof are each divisible and separable, and, in the event that the covenants not to compete contained therein are judicially held invalid or unenforceable as to such time period or geographical area, they will be valid and enforceable in such geographical area(s) and for such time period(s) which the court determines to be reasonable and enforceable. Executive agrees that in the event any court of competent jurisdiction determines that the above covenants are invalid or unenforceable to join with the Parent and the Company in requesting that court to construe the applicable provision by limiting or reducing it so as to be enforceable to the extent compatible with the then applicable law. Furthermore, any period of restriction or covenant herein stated shall not include any period of violation or period of time required for litigation to enforce such restriction or covenant.
15. NOTICES
Any notice or communication required or permitted hereunder shall be given in writing and shall be sufficiently given if delivered personally or sent by telecopy to such party addressed as follows:
(a) In the case of the Parent or the Company, if addressed to it as follows:
Streamline Health Solutions, Inc.
10200 Alliance Road, Suite 200
Cincinnati, Ohio 45242-4716
Attn: Chief Financial Officer
(b) In the case of Executive, if addressed to Executive at the most recent address on file with the Company.
Any such notice delivered personally or by telecopy shall be deemed to have been received on the date of such delivery. Any address for the giving of notice hereunder may be changed by notice in writing.
16. ASSIGNMENT, SUCCESSORS AND ASSIGNS
This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns. The Parent and the Company may assign or otherwise transfer its rights under this Agreement to any successor or affiliated business or corporation (whether by sale of stock, merger, consolidation, sale of assets or otherwise), but this Agreement may not be assigned, nor may the duties hereunder be delegated by Executive. In the event that the Parent and the Company assign or otherwise transfer their rights under this Agreement to any successor or affiliated business or corporation (whether by sale of stock, merger, consolidation, sale of assets or otherwise), for all purposes of this Agreement, the “Parent” and the “Company” shall then be deemed to include the successor or affiliated business or corporation to which the Parent and the Company, respectively, assigned or otherwise transferred their rights hereunder.
17. MODIFICATION
This Agreement may not be released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto.

18. SEVERABILITY
The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provisions hereof and the parties shall use their best efforts to substitute a valid, legal and enforceable provision, which, insofar as practical, implements the purpose of this Agreement. Any failure to enforce any provision of this Agreement shall not constitute a waiver thereof or of any other provision hereof.
19. COUNTERPARTS
This Agreement may be signed in counterparts (and delivered via facsimile transmission), and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.
20. ENTIRE AGREEMENT
This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, understandings, and negotiations, whether written or oral, with respect to such subject matter.
21. DISPUTE RESOLUTION
Except as set forth in Section 14 above, any and all disputes arising out of or in connection with the execution, interpretation, performance, or non-performance of this Agreement or any agreement or other instrument between, involving or affecting the parties (including the validity, scope and enforceability of this arbitration clause), shall be submitted to and resolved by arbitration. The arbitration shall be conducted pursuant to the terms of the Federal Arbitration Act and the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association. Either party may notify the other party at any time of the existence of an arbitrable controversy by certified mail and the parties shall attempt in good faith to resolve their differences within 15 days after the receipt of such notice. If the dispute cannot be resolved within the 15-day period, either party may file a written demand for arbitration with the American Arbitration Association. The place of arbitration shall be Cincinnati, Ohio.
22. SECTION 409A
If Executive is a “specified employee” under Section 409A of the Code, amounts that are deferred compensation are not payable to the Executive until six months after his date of termination. If Section 409A applies, then notwithstanding the preceding sentence and as an exception to the six-month delay otherwise required by Section 409A of the Code, amounts due under Section 11(d) will be payable in regular installments in accordance with the Parent’s and the Company’s general payroll practices for salaried employees until the March 15th of the year following the year of termination with the regular installment payment that immediately precedes March 15 to include any installment amounts that would otherwise be delayed because of the six-month delay. After the expiration of the six-month delay period following the date of termination, any and all remaining amounts due to Executive will then be paid to Executive in a lump sum.

If Executive’s termination of employment occurs on or prior to March 15th of the year following the year of the change in control, the lump sum due to Executive pursuant to Section 13 will be paid immediately (but not later than the applicable March 15th) following the date of termination. But if Executive is a “specified employee” under Section 409A of the Code and Executive’s termination of employment occurs later than March 15th of the year following the year of the change in control, the lump sum will be immediately payable after the expiration of six months after the date of such termination of employment.
If any tax is imposed on Executive under Section 409A of the Code with respect to any payment made by the Company to Executive pursuant to Section 11(d) or Section 13 hereof, Executive will be responsible for payment of such tax, penalty, interest and any related audit costs incurred by Executive.
23. GOVERNING LAW
The provisions of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Ohio and the laws of the United States applicable therein. The Executive acknowledges and agrees that Executive is subject to personal jurisdiction in the state and federal courts in Hamilton County, Ohio.
[Signatures on next page.]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

STREAMLINE HEALTH SOLUTIONS, INC.
By:	/s/ Robert E. Watson
Robert E. Watson
President and Chief Executive Officer

STREAMLINE HEALTH, INC.
By:	/s/ Robert E. Watson
Robert E. Watson
President and Chief Executive Officer

EXECUTIVE
/s/ Stephen H. Murdock
Stephen H. Murdock

EXHIBIT A — COMPENSATION AND BENEFITS
1.	Start Date. Executive’s start date shall be April 29, 2011.

2.
Base Salary. Base Salary shall be paid at an annualized rate of $180,000, which shall be subject to periodic review and adjustment by the Compensation Committee of the Board of Directors of the Parent (the “Committee”).

3.
Bonus. Target bonus and target goals shall be set by the Chief Executive Officer of the Parent (the “CEO”) annually, subject to approval by the Committee. Initial target (for FY 2012 commencing 2/1/11) will be $45,000. Bonus shall, if payable, be paid no later than during the second quarter of the fiscal year following the fiscal year for which such bonus is earned, unless otherwise provided in written action taken by the CEO.

4.	Benefits. Executive shall participate in the Parent’s benefit plans on the same terms and conditions as provided for other Parent executives, and subject to all terms and conditions of such plans.

5.
Stock Grant. As of the start date hereinabove specified (or as soon thereafter as Executive commences his employment hereunder), Executive shall be issued 10,000 newly issued shares of common stock of the Parent for $100 in cash (i.e., par value) as an inducement to Executive to enter into this Agreement. Such shares shall be “restricted” securities within the meaning of Rule 144 promulgated under the Securities Act of 1933 and shall not otherwise be restricted.

6.
Stock Option Grants. A grant of incentive stock options, for 100,000 shares of common stock, shall be made as of the start date hereinabove specified (or as soon thereafter as Executive commences his employment hereunder), with an option exercise price equal to the greater of $2.00 per share or the fair market value of a share, determined as of the date of grant, and subject to vesting in 36 substantially equal monthly installments during the first three years of employment. The stock options will be granted under an inducement grant with terms as nearly as practicable identical to the terms and conditions of the Parent’s 2005 Incentive Compensation Plan.